Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the previously filed Registration Statements of Illinois Tool Works Inc. on Form S-8 (File Nos. 333-105731, 333-108088, 333-69542, 333-142627 and 333-145392) and Form S-4 (File No. 333-163547) of our report dated February 25, 2011, relating to the financial statements of Illinois Tool Works Inc. and Subsidiaries and the effectiveness of Illinois Tool Works Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Illinois Tool Works Inc. for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 25, 2011